EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of the Company's subsidiaries as of Aug. 31, 2016, except for unnamed subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X of the United States Securities and Exchange Commission (17 CFR 210.1-02(w)).

American Seeds, LLC (Delaware)
Beeologics Inc. (British Virgin Islands)
Channel Bio, LLC (Delaware)
Corn States LLC (Iowa)
Fundo de Investimentos em Direitos Creditorios (FIDC) II (Brazil)
Mahyco Monsanto Biotech (India) Private Limited (India)
Monsanto Ag Cooperatief U.A. (Netherlands)
Monsanto Argentina SAIC (Argentina)
Monsanto Canada, Inc. (Canada)
Monsanto Chile S.A. (Chile)
Monsanto Comercial, S de RL de CV (Mexico)
Monsanto do Brasil Ltda. (Brazil)
Monsanto Europe S.A./N.V. (Belgium)
Monsanto Gewas C.V. (Netherlands)
Monsanto Gida ve Tarim Ticaret Limited Sirketi (Turkey)
Monsanto Great Lakes Production Co., LLC (Delaware)
Monsanto Holdings Private Ltd. (India)
Monsanto Holland BV (Netherlands)
Monsanto Hungaria Kft. (Hungary)
Monsanto Illinois Production Co., LLC (Delaware)
Monsanto India Limited (India)
Monsanto International S.A.R.L (Switzerland)
Monsanto Iowa Production Co., LLC (Delaware)
Monsanto Korea, Ltd. (Korea)
Monsanto NL BV (Netherlands)
Monsanto Production Supply, LLC (Delaware)
Monsanto Romania SRL (Romania)
Monsanto S.A.S. (France)
Monsanto Seeds LLC (Ukraine)
Monsanto South Africa (Proprietary) Ltd. (South Africa)
Monsanto Technology, LLC (Delaware)
Monsanto Treasury Services SARL (Luxembourg)
Monsanto Ukraine LLC (Ukraine)
Monsanto Vegetable IP Holding C.V. (Netherlands)
Monsanto Venezuela C.A. (Venezuela)
Monsanto Western Production Co., LLC (Delaware)
P4 Production, L.L.C. (Delaware)
Precision Planting LLC (Delaware)
P.T. Branita Sandhini (Indonesia)
Semillas y Agroproductos Monsanto, S de RL de CV (Mexico)
Seminis Vegetable Seeds, Inc. (California)
The Climate Corporation (Delaware)